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                                  EXHIBIT 99.1





                              FOR IMMEDIATE RELEASE

April 29, 2003

Contact: John Breed
         (713) 209-8835

 COOPER INDUSTRIES ANNOUNCES ELECTION OF NEW DIRECTOR AND ANNUAL MEETING RESULTS

HOUSTON, TX, April 29, 2003 - Cooper Industries, Ltd. (NYSE:CBE) shareholders have elected Ivor J. "Ike" Evans to the Company's Board of Directors. Evans is president and chief operating officer of Union Pacific Railroad Company, a position he has held since September 15, 1998. He was elected to the Union Pacific Corporation Board of Directors on February 15, 1999.

       Evans began his career at General Motors Corporation and later served as executive vice president of Armtek Corporation. In 1990, Evans joined Emerson Electric Company in St. Louis, where he held several executive positions preceding his assignment as senior vice president, with responsibility for the industrial components and equipment business, prior to joining Union Pacific. Evans received a Bachelor of Science degree in electrical engineering from Kansas State University in 1965 and later completed the Harvard University Program for Management Development.

       "We are delighted to welcome Ike Evans to our Board of Directors," said
H. John Riley, Jr., chairman, president and chief executive officer of Cooper. "Ike brings to our Board a unique understanding of the challenges facing manufacturers in today's highly-competitive global business environment. His manufacturing, transportation and electrical products industry experience further strengthens Cooper's Board."

       In addition to Evans, current board members, Clifford Grum, Ralph Jackson and James Wilson, were elected to a term expiring at Cooper's 2006 Annual Meeting.

                                     -more-

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COOPER INDUSTRIES, LTD.                                                 PAGE 2


         The shareholders approved the appointment of Ernst & Young LLP as Cooper 's independent auditors. Two proposals, one requesting a report on sustainability and the other requesting the Board of Directors to change Cooper's jurisdiction of incorporation, did not pass.

         Cooper Industries, Ltd., with 2002 revenues of $4.0 billion, is a global manufacturer of electrical products and tools and hardware. Incorporated in Bermuda, with administrative headquarters in Houston, Texas, Cooper has more than 29,000 employees serving more than 100 locations around the world and sells products to customers in more than 50 countries. For more information, visit www.cooperindustries.com.

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